NEWS RELEASE

Contacts:

Manuel Mondragon, Assistant Vice President of Finance

investorrelations@wtoffshore.com

713-297-8024

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

W&T Offshore Confirms 2005 Guidance and Updates Production Guidance for First Quarter 2006

HOUSTON -- March 7, 2006 -- W&T Offshore, Inc. (NYSE: WTI) announced that it has confirmed fourth quarter 2005 guidance, and that it has updated first quarter 2006 production guidance to reflect delays in certain pipeline, sales system, and other infrastructure repairs related to Hurricanes Katrina and Rita, the availability of certain equipment, and other operational issues. This guidance is for stand-alone W&T and does not include the effect of the recently announced transaction with Kerr-McGee, which is expected to close during the second quarter.

Fourth Quarter 2005 Production Guidance Confirmation

W&T expects to report that production for the fourth quarter of 2005 exceeded the previously announced guidance range of 11.7 to 12.3 billion cubic feet of natural gas equivalent (Bcfe). The Company also reports that it expects operating expense to be in-line with or lower than the previously announced guidance ranges.

Updated First Quarter 2006 and Full Year 2006 Production Guidance

W&T is revising its first quarter production guidance, as follows:

Estimated Production	Revised First Quarter 2006	Prior First Quarter 2006	Estimate for Full-Year 2006
Crude oil (MMBbls)	1.0 -- 1.1	1.1 -- 1.2	5.8 -- 6.1
Natural gas (Bcf)	9.7 -- 9.9	10.6 -- 11.1	48.2 -- 51.1
Total (Bcfe)	15.9 -- 16.3	17.2 -- 18.3	83.0 -- 87.7

Primary contributors to the revision in guidance for the first quarter 2006 are:

    South Timbalier 229 -- Platform downtime due to longer than expected use of a rig used to drill a successful exploration well and related compressor downtime. Approximately 0.4 Bcfe net expected to be deferred during the first quarter.

    Main Pass 69 -- Delay in pipeline repair. Approximately 0.3 Bcfe net expected to be deferred during the first quarter.

    Green Canyon 178 (Baccarat) -- Electrical failure in subsea umbilical. Approximately 0.3 Bcfe net expected to be deferred during the first quarter.

    Ship Shoal 222 -- Delay in sales system repair. Approximately 0.2 Bcfe net expected to be deferred during the first quarter.

    Eugene Island 205 -- Delay in rig availability due to success at Ship Shoal 149. Approximately 0.2 Bcfe net expected to be deferred during the first quarter.

    East Cameron 321 -- Delay in sales system repair. Approximately 0.2 Bcfe net expected to be deferred during the first quarter.

Full-year 2006 production guidance is not being revised.

W&T also confirms that first quarter 2006 and full year 2006 operating expense guidance is unchanged from previously announced guidance. See table below.

Operating expenses ($ in millions, except as noted)	First Quarter 2006	Full-Year 2006
Lease operating expense	$16.6 -- $18.2	$75.3 -- $82.3
Gathering, Transportation & Production Taxes	3.8 -- 4.1	15.1 -- 16.5
General and administrative	7.8 -- 9.0	30.0 -- 35.0
Income tax rate, % deferred	35.0%, 40%	35.0%, 40%

"We are pleased to be able to confirm that our fourth quarter 2005 performance was in line with or better than our guidance for that period," said Tracy W. Krohn, Chairman and Chief Executive Officer. "We of course were hopeful that more progress would have been made during the first quarter with respect to certain properties, but would emphasize that our updated guidance primarily reflects a deferral of production, not a loss of reserves. Because others operate some of these properties or pipelines, we do not control the timing of all of the repairs. We will continue to work to expedite repairs to those properties we do operate, and encourage our third-party operators to do the same," Mr. Krohn continued.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov).

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